Exhibit 99.6

                         CONSENT OF NOMINEE FOR DIRECTOR



         The undersigned nominee for director hereby consents to the disclosure in the Registration Statement on Form S-4 of Capital Trust, Inc. (the "Registrant") (SEC File No. 333-52619) that the undersigned will become a director of the Registrant upon consummation of the Reorganization.


/s/ Lynne B. Sagalyn
---------------------------                                Date: August 13, 1998
Lynne B. Sagalyn

746653.1